EXHIBIT 99.1

Behringer Harvard’s U.S. Multifamily Platform Receives
Additional $100 Million Co-Investment Boost From PGGM

DALLAS, January 13, 2010 – Behringer Harvard announced today that PGGM Private Real Estate Fund (PGGM), an investment vehicle for Dutch pension funds, has agreed to increase its investment in Behringer Harvard’s growing portfolio of multifamily communities to $300 million.

This most recent commitment represents the third tranche under the co-investment agreement between PGGM and Behringer Harvard. An initial commitment in May 2007 earmarked $100 million that PGGM co-invested in individual assets through a joint venture with Behringer Harvard or one of its investment programs. In January 2008, PGGM provided an additional $100 million for similar co-investments. The most recent tranche of an additional $100 million brings PGGM’s total co-investment commitment with Behringer Harvard to $300 million.

“Since the beginning of our successful partnership with PGGM, we have co-invested in 17 high-quality multifamily communities in 10 states representing 4,741 apartment homes,” said Mr. Mark T. Alfieri, Executive Vice President – Real Estate of Behringer Harvard. “We are pleased to extend our relationship with an institutional real estate investor of the highest caliber. We believe that PGGM’s decision to increase its investment in our U.S. multifamily platform is a vote of confidence in the quality of the diversified portfolio we have built together thus far.”

The partners’ portfolio of joint investments includes multifamily communities in major metropolitan areas including Washington, D.C., Las Vegas, Atlanta, Dallas, Houston, Denver, Fort Lauderdale and Los Angeles. In an arrangement similar to the terms of its previous co-investments with PGGM, Behringer Harvard will provide strategic management for each joint venture including acquisition, asset management and disposition services; legal and accounting services; and property management services.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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